CraftClick.com Announces Acquisition of The Crafters Network;
Comprehensive Arts & Crafts Destination Has User Traffic of Over
1.8 Million Page Views Per Month

PLAYA DEL REY -- February 24, 2000 -- CraftClick.com (OTC BB: CTCK) announced today the acquisition of The Crafters Network. Located on the Web at www.crafters.net, the Florida-based company provides a wealth of information and resources to amateur and professional craftspeople worldwide.

The Crafters Network The company has over 15,000 members, and provides users with chat rooms, message boards, live chat, and a free project database. The Crafters Network also hosts the International Craft Fair, which provides free "virtual booths" on the Internet, enabling craft business owners to advertise their products and services within an extensive, category-specific menu. Members of the International Craft Fair can choose up to five categories in the searchable menu to set up their virtual booths. Additionally, for five dollars per month, a member is entitled to receive premium placement within each category of their choice, as well as their own Crafters Network-hosted web page.

Peter Yollin, Chief Executive Officer of CraftClick.com, stated "The acquisition of The Crafters Network further increases our visibility in the world of Arts & Crafts, and gives us another very popular resource for craftspeople and crafts retailers. With user traffic of about 1.8 million page views per month, we feel that we have secured some very valuable online real estate."

CraftClick.com purchased The Crafters Network from Digital Focus,
Incorporated, owned by John P. "Jack" Dyben. Dyben is an experienced freelance designer/programmer, and developed the extensive back-end functionality of The Crafters Network website.

About CraftClick.com

CraftClick.com (www.craftclick.com), the ultimate online Arts & Crafts destination, offers amateur and professional craftspeople worldwide a wealth of Arts & Crafts related content, as well as robust e-commerce capabilities, including free commerce-enabled Web pages and free email. CraftClick.com's extensive project and information library contains more than 15,000 fun and creative projects, and its Superstore offers convenient one-stop shopping for several hundred thousand Arts & crafts supplies.

CraftClick.com is also positioning itself as the ultimate virtual exchange through its wholly-owned exchange portal, BuyIt.com (www.buyit.com). BuyIt.com includes the BuyIt Auction, the BuyItMall, and an extensive online product network. The BuyIt Auction, a member of the FairMarket Network of auction sites, is an online person-to-person auction that is positioned to become the premier "auction of the communities," through co-branding, white labeling and the formation of other strategic alliances. The BuyItMall offers specialty retailers an opportunity to generate an e-commerce Web presence and benefit from the exposure of the BuyIt community. Recent additions to the BuyIt.com online network include BuyIt Kidz, with products and content supplied by eToys.com; BuyIt Health, with products and content supplied by PlanetRX.com; and BuyIt Travel, powered by Travelocity.

For more information, contact Sanjay Sabnani (310-399-4059/sanjay@vcat.com) at Venture Catalyst; or Sandy Seth (310-827-3500/ir@craftclick.com) at CraftClick.com.